Exhibit 10.2

COVENANT NOT TO COMPETE AND NON-DISCLOSURE AGREEMENT

PARTIES:

Elliott Hill (“Employee”)

NIKE, Inc., and its parent, divisions, subsidiaries and affiliates (“NIKE” or the “Company”, and together with Employee, the “Parties”)

DATE: September 19, 2024

RECITALS:

A. This Covenant Not to Compete and Non-Disclosure Agreement (the “Agreement”) is executed upon Employee’s acceptance of NIKE’s offer for the position of President and Chief Executive Officer (“CEO”) of NIKE and is a condition of such position and is effective as of October 14, 2024. Employee acknowledges that he was informed in a written job offer at least two weeks before starting work in his new position that this Covenant Not to Compete and Non-Disclosure Agreement is required and is a condition of employment.

B. Over the course of Employee’s employment with NIKE, Employee will be or has been exposed to and is in a position to develop confidential information particular to NIKE’s business and not generally known to the public as defined below (“Protected Information”). It is anticipated that Employee will continue to be exposed to Protected Information of greater sensitivity, and this Agreement will remain in effect until Employee leaves the Company or it is superseded by a new written agreement executed by the Parties.

C. The nature of NIKE’s business is highly competitive and disclosure of any Protected Information would result in severe damage to NIKE and be difficult to measure.

D. NIKE makes use of its Protected Information throughout the world. Protected Information of NIKE can be used to NIKE’s detriment anywhere in the world.

AGREEMENT:

In consideration of the foregoing, and the terms and conditions set forth below, the Parties agree as follows:

1.Covenant Not to Compete.

1.1 Competition Restriction. During Employee’s employment by NIKE, under the terms of any offer letter, employment contract or otherwise, and for eighteen (18) months thereafter (the “Restriction Period”), Employee will not directly or indirectly own, manage, control, or participate in the ownership, management or control of, or be employed by, consult for, or be connected in any manner with, any business engaged anywhere in the world in the athletic footwear, athletic apparel or sports equipment, sports electronics/technology and sports accessories business, or any other business that directly competes with NIKE or any of its parent, subsidiary or affiliated corporations (“Competitor”);

provided, that with respect to any Competitor during the Restriction Period, Employee shall be permitted to hold up to five percent (5%) of the total outstanding stock of a publicly held company or hold as a passive investor up to five percent (5%) of any non-publicly held company through hedge funds, private equity funds, mutual funds or similar investment vehicles. This provision is subject to NIKE’s option to waive all or any portion of the Restriction Period as more specifically provided below.

1.2 Extension of Time. In the event that Employee breaches this covenant not to compete, the Restriction Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Restriction Period shall continue upon the effective date of any such settlement, judicial or other resolution. NIKE shall not be obligated to pay Employee the additional compensation described in paragraph 1.5 below for any period of time in which this Agreement is tolled due to Employee’s breach. In the event Employee receives such additional compensation for any such breach, Employee shall immediately reimburse NIKE in the amount of all such compensation upon the receipt of a written request by NIKE.

1.3 Waiver of Non-Compete. NIKE has the option, in its sole discretion, to elect to waive (a “Non-Compete Waiver Election”) all or a portion of the Restriction Period or to limit the definition of Competitor by giving Employee seven (7) days’ prior written notice of such election; provided, however, unless Employee is terminated for Cause (as defined below), any Non-Compete Waiver Election must be made with the written consent of Employee. In the event of a Non-Compete Waiver Election, NIKE shall not be obligated to pay Employee for any period of time as to which the covenant not to compete has been waived.

1.4 Definition of “Cause”. For purposes of this Agreement, the Company will have “Cause” to terminate Employee’s employment upon:

(a) the failure to substantially perform Employee’s reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) as determined in the sole discretion of the Company;

(b) commission of any act involving fraud, illegality, dishonesty, gross misconduct in the performance of employment duties, or moral turpitude;

(c) the breach of any material Company (or subsidiary) policy or code of conduct as may be adopted from time to time;

(d) involvement in activities where such activities violate Company (or subsidiary) policy and places the Company at risk or has or could be detrimental to or reflect unfavorably upon the Company or its reputation, brands, services, or products;

(e) influencing, obstructing or impeding or failing to materially cooperate with an investigation authorized by the Board of Directors of the Company, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency (an “Investigation”); and

(f) willful withholding, removal, concealment, destruction, alteration or falsification of any material which is requested in connection with an Investigation, or attempt to do so or solicitation of another to do so.

1.5 Additional Consideration.

(a)As additional consideration for the covenant not to compete described above, should (x) NIKE terminate Employee’s employment without Cause and (y) a Non-Compete Waiver Election has not been made (or has been made without the written consent of Employee), NIKE shall pay Employee a monthly payment equal to one-twelfth (1/12) of Employee’s then current Annual NIKE Income (defined herein to mean base salary and annual Performance Sharing Plan bonus calculated at 100% of Employee’s last targeted rate) while the Restriction Period is in effect. Except where prohibited by law, if NIKE terminates Employee for Cause, no additional consideration will be owed to Employee under this Agreement, and the covenant not to compete will remain enforceable. Nothing in this paragraph or Agreement alters the employment-at-will relationship between NIKE and Employee.

If Employee voluntarily terminates employment and a Non-Compete Waiver Election not been made (or has been made without the written consent of Employee), NIKE shall pay Employee a monthly payment equal to one-twenty-fourth (1/24) of Employee’s then-current Annual NIKE Income while the Restriction Period is in effect.

Subject to subparagraph (b) below, payments during the Restriction Period shall be payable monthly on the last business day of the month in accordance with NIKE’s payroll practices.

(b) It is intended that the provisions of this Agreement and the Offer Letter comply with, or be exempt from, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement (or of any award of compensation, including equity compensation or benefits) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever shall NIKE be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A.

Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate and distinct payment and not as a series of payments. In no event shall Employee designate the tax year of the commencement of any payments or benefits hereunder and NIKE shall determine the actual commencement date of payment of any payments or benefits hereunder. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, if Employee is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination date, and if any payment, benefit or entitlement provided for in this Agreement both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Employee to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of Employee’s separation from service will be accumulated by NIKE and paid to Employee in a lump sum promptly following the end of the six-month period, together with interest at a fluctuating rate per annum equal to the prime rate as published from time to time in The Wall Street Journal on these delayed payments from the date otherwise payable under subparagraph (a) until the date actually paid. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service.

1.6 Withholding and Offset. NIKE reserves the right to withhold from additional consideration payable to Employee all federal, state and local taxes as shall be required, as well as any other amounts authorized or required by NIKE policy. NIKE reserves the right, exercisable in its sole discretion, to reduce the amount of additional consideration by amounts that Employee owes NIKE, including but not limited to any payments due to NIKE in accordance with the NIKE Tax Equalization Policy if Employee is employed as a transferee during his employment with NIKE. Employee agrees that notwithstanding the amount of any withholding and/or offset, even in an amount that reduces payments of additional consideration to zero dollars ($0.00), the covenant not to compete will remain enforceable. To the extent withholding or offset does not extinguish amounts that Employee owes to NIKE, Employee remains obligated for the balance of the amounts owed.

1.7 No Mitigation and No Offset. The Company agrees that if Employee’s employment with the Company is terminated for any reason whatsoever, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company pursuant to this Agreement. Further, the amount of any payment provided for in this Agreement or under the Offer Letter shall not be reduced by any compensation earned by Employee as the result of employment by another employer or otherwise.

2. Subsequent Employer. Employee agrees to notify NIKE at the time of separation of employment of the name of Employee’s new employer, if known. Employee further agrees to disclose to NIKE the name of any subsequent employer during the Restriction Period, wherever located and regardless of whether such employer is a competitor of NIKE.

3. Non-Disclosure Agreement.

3.1 Protectable Information Defined. “Protected Information” shall mean all proprietary information, in whatever form and format, of NIKE and all information provided to NIKE by third parties that NIKE is obligated to keep confidential. Employee agrees that any and all information to which Employee has access concerning NIKE projects and internal NIKE information is Protected Information, whether in verbal form, machine-readable form, written or other tangible form, and whether designated as confidential or unmarked. Without limiting the foregoing, Protected Information includes trade secrets and competitively sensitive business or professional information (regardless of whether such information constitutes a trade secret) relating to NIKE’s research and development activities, its intellectual property and the filing or pendency of patent applications, trade secrets, confidential techniques, methods, styles, designs, design concepts and ideas, customer and vendor lists, contract factory lists, pricing information, manufacturing plans, business and marketing plans or strategy, product development plans, product launch plans, financial information, sales information, methods of operation, manufacturing processes and methods, products, and personnel information.

3.2 Excluded Information. Notwithstanding paragraph 3.1, Protected Information excludes any information that is or becomes part of the public domain through no act or failure to act on the part of the Employee. Specifically, Employee shall be permitted to retain as part of his personal portfolio copies of Employee’s original artwork and designs, provided the artwork or designs have become part of the public domain. In any dispute between the Parties with respect to this exclusion, the burden of proof shall be on Employee and such proof will be by clear and convincing evidence.

3.3 Employee’s Obligations. During the period of employment by NIKE and for a period of two (2) years thereafter, except as otherwise provided in paragraph 3.4, below, Employee shall hold in confidence and protect all Protected Information and shall not, at any time, directly or indirectly, use any

Protected Information for any purpose outside the scope of Employee’s employment with NIKE or disclose any Protected Information to any third person or organization without the prior written consent of NIKE. Specifically, but not by way of limitation, Employee shall not ever copy, transmit, reproduce, summarize, quote, publish or make any commercial or other use whatsoever of any Protected Information without the prior written consent of NIKE, except as otherwise provided in paragraph 3.4, below. Employee shall also take reasonable security precautions and such other actions as may be necessary to ensure that there is no use or disclosure, intentional or inadvertent, of Protected Information in violation of this Agreement. Notwithstanding anything in this Agreement to the contrary, Employee shall be permitted to disclosed Protected Information to the extent Employee is compelled pursuant to an order of a court or other body having jurisdiction over such matter to do so (in which case, to the extent legally permitted and subject to paragraph 3.4 below, NIKE shall be given prompt written notice of such intention to divulge not less than five days prior to such disclosure or such shorter period as the circumstances may reasonably require), or such information, knowledge or data is or becomes public knowledge or is or becomes generally known within the NIKE’s industry other than through improper disclosure by Employee.

3.4 Whistleblower Protections. Notwithstanding the foregoing, nothing in this Agreement is intended to, and paragraph 3.3 of this Agreement will not, (i) preclude Employee from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees or (ii) limit Employee’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Employee does not need the Company’s permission to do so. In addition, it is understood that nothing in this Agreement shall require Employee to notify the Company of a request for information from any governmental entity or self-regulatory authority or of Employee’s decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Employee must inform such governmental entity or self-regulatory authority that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Employee came to learn during Employee’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

4. Return of Protected Information. At the request of NIKE at any time, and in any event, upon termination of employment, Employee shall immediately return to NIKE all Protected Information in whatever form, including tapes, notebooks, drawings, digital files or other media containing Protected Information, and all copies thereof, then in Employee’s possession or under Employee’s control.

5. Unauthorized Use. During the period of employment with NIKE and thereafter, Employee shall notify NIKE immediately if Employee becomes aware of the unauthorized possession, use or knowledge of any Protected Information by any person employed or not employed by NIKE at the time of such possession, use or knowledge. Employee shall cooperate with NIKE in the investigation of any such incident and will cooperate with NIKE in any litigation with third parties deemed necessary by NIKE to protect the Protected Information. NIKE shall provide reasonable reimbursement to Employee for each hour so engaged and that amount shall not be diminished by operation of any payment under paragraph 1.5 of this Agreement.

6. Non-Recruitment. During the term of this Agreement and for a period of one (1) year thereafter, Employee shall not directly or indirectly solicit, divert or hire away (or attempt to solicit, divert or hire away) to or for himself or any other company or business organization, any NIKE employee, whether or not such employee is a full-time employee or temporary employee and whether or not such employment is pursuant to a written agreement or is at will; provided, that nothing herein shall preclude Employee from employing or soliciting any NIKE employee who independently responds to any public advertisement or general solicitation (such as a newspaper advertisement or internet posting) not specifically targeting such employee.

7. Accounting of Profits. Employee agrees that, if Employee should violate any term of this Agreement, NIKE shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that Employee directly or indirectly has realized and/or may realize as a result of or in connection with any such violation (including return of any additional consideration paid by NIKE pursuant to paragraph 1.5 above). Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NIKE may be entitled at law or in equity.

8. General Provisions.

8.1 Survival. This Agreement shall continue in effect after the termination of Employee’s employment, regardless of the reason for termination.

8.2 Waiver. No waiver, amendment, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by both Parties. No written waiver shall excuse the performance of any act other than the act or acts specifically referred to therein.

8.3 Severability. Each provision herein shall be treated as a separate and independent clause and unenforceability of any one clause shall in no way impact the enforceability of any other clause. Should any of the provisions in this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision shall be enforceable to the maximum extent enforceable by the law of that jurisdiction.

8.4 Applicable Law and Jurisdiction. This Agreement, and Employee’s employment hereunder, shall be construed according to the laws of the State of Oregon. Employee further hereby submits to the jurisdiction of, and agrees that exclusive jurisdiction over and venue for any action or proceeding arising out of or relating to this Agreement shall lie in the state and federal courts located in Oregon.

* * *

Employee

By: _/s/ Elliott Hill
Name: Elliott Hill

NIKE, Inc.

By: __/s/ Mark Parker
Name: Mark Parker
Title: Executive Chairman